Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 31, 2017, (which report expresses an unqualified opinion and includes an explanatory paragraph related to the fact that the combined financial statements, constituting the periods prior to April 4, 2014, include the Lands’ End business of Sears Holdings Corporation and were derived from the consolidated financial statements and accounting records of Sears Holdings Corporation and include expense allocations for certain corporate functions historically provided by Sears Holdings Corporation which may not be reflective of the actual expenses which would have been incurred if the Lands’ End business of Sears Holdings Corporation operated as a separate entity apart from Sears Holdings Corporation) relating to the consolidated and combined financial statements of Lands’ End, Inc. and subsidiaries, and the effectiveness of Lands’ End, Inc. and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Lands’ End, Inc. for the fiscal year ended January 27, 2017.

/s/ DELOITTE & TOUCHE LLP

Davenport, Iowa
March 31, 2017